                                                                    Exhibit 99.1

                             Policy Number SPECIMEN

Insureds                   JOHN DOE
                           JANE DOE

Initial Specified Amount   $250,000   Policy Date   MAY 1, 2007

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

A Stock Company   Home Office Location:            Fort Wayne, Indiana

                  Administrator Mailing Address:   The Lincoln National Life Insurance Company
                                                   350 Church Street
                                                   Hartford, CT 06103-1106

The Lincoln National Life Insurance Company agrees to pay the Death Benefit Proceeds to the Beneficiary after receipt of Due Proof that the death of both Insureds occurs while this policy is In Force and to provide the other rights and benefits in accordance with the terms of this policy.

READ THIS POLICY CAREFULLY

This is a legal contract between you and us. This policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this policy. In consideration of the application and the payment of premiums as provided, this policy is executed by us as of the Policy Date at the Administrator Mailing Address shown above.

RIGHT TO EXAMINE THIS POLICY

You may return this policy for any reason to the insurance agent through whom it was purchased or to us at the address listed above within 10 days after its receipt (20 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right to Examine Period"), any premium paid will be placed in the Money Market Sub-Account. If returned, this policy will be considered void from the Policy Date and we will refund all premium paid less any prior loans, unpaid loan interest, and partial surrenders. If this policy is not returned, the premium payment will be processed as directed by you In Writing.

ANY BENEFITS, INCLUDING DEATH BENEFITS, AND VALUES PROVIDED BY THIS POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE POLICY DATE EQUAL THE INITIAL SPECIFIED AMOUNT OF THIS POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED IN THIS POLICY.


/s/ C. Suzanne Womack                           /s/ Dennis R Glass
-----------------------------                   --------------------------------
       SECRETARY                                           President

  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS

 Death Benefit Proceeds payable if the death of both Insureds occurs while this policy is In Force
                 Investment results reflected in policy benefits
                 Non-participating - Not eligible for dividends

     FOR INFORMATION OR ASSISTANCE REGARDING THIS POLICY CALL: 800 444-2363

                                TABLE OF CONTENTS

                                                                           PAGE*
Policy Specifications                                                         3
Riders and Rider Charges                                                     3a
Table of Surrender Charges                                                   3b
Table of Expense Charges and Fees                                            3c
Table of Guaranteed Maximum Cost of Insurance Rates                          3d
Corridor Percentages Table                                                   3e
Definitions                                                                   5
Premium and Reinstatement Provisions                                          8
Ownership, Assignment and Beneficiary Provisions                              9
Separate Account Provisions                                                  11
Policy Values Provisions                                                     12
Transfer Privilege Provisions                                                15
Optional Sub-Account Allocation Programs                                     16
Surrender Provisions                                                         16
Loan Provisions                                                              18
Insurance Coverage Provisions                                                19
General Provisions                                                           21

*    Page 4 is intentionally "blank."

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

INSURED:                    JOHN DOE    ISSUE AGE AND SEX:   35 MALE
                                        PREMIUM CLASS:       STANDARD TOBACCO

INSURED:                    JANE DOE    ISSUE AGE AND SEX:   32 FEMALE
                                        PREMIUM CLASS:       STANDARD TOBACCO

OWNER:                      PETE MOSS

INITIAL SPECIFIED AMOUNT:   $250,000    POLICY DATE:         MAY 1, 2007
MINIMUM SPECIFIED AMOUNT:   $250,000    DATE OF ISSUE:       MAY 1, 2007
MONTHLY ANNIVERSARY DAY:    01

PLAN OF INSURANCE:          FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE ON THE
                            LIVES OF TWO INSUREDS

BENEFIT SELECTION OPTION:   20%

DEATH BENEFIT OPTION:       Death Benefit Option: 1 (Level) - See Death Benefit
                            Options Provisions.

PREMIUM PAYMENTS:           Planned Premium: $719.22
                            Premiums payable until the Attained Age 121 of the
                            younger Insured. Additional premium payments may
                            vary by frequency or amount.

PAYMENT MODE:               ANNUALLY

BENEFICIARY:                As named in the application for this policy,
                            unless later changed.

GUARANTEED MINIMUM FIXED
ACCOUNT INTEREST RATE:      4.0% annual effective rate  (0.01074598% daily)

NET GUARANTEED FIXED
ACCOUNT INTEREST RATE:      3.5% annual effective rate (0.00942549% daily)

PERSISTENCY BONUS RATE:     0.15% annual effective rate (0.01249141% monthly)
                            In Policy Year 21 and thereafter.

INTEREST CREDITED TO LOAN
ACCOUNT VALUE:              4.0% annual effective rate (0.01074598% daily)
                            in all Policy Years.

POLICY LOAN INTEREST RATE
CHARGED:                    5.0% annual effective rate in Policy Years 1-10;
                            and 4.0% annual effective rate in Policy Years 11 and thereafter.

MINIMUM TRANSFER AMOUNT:    $50 or the entire value of the Fixed Account or
                            Sub-Account being transferred, whichever is less.

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

SEPARATE ACCOUNT:             R

MINIMUM POLICY LOAN AMOUNT:   $500

MINIMUM SPECIFIED AMOUNT
INCREASE:                     $1000
                              Increases to Specified Amount not allowed after
                              the younger Insured reaches Attained Age 85.

MAXIMUM NUMBER OF
SPECIFIED AMOUNT INCREASES    Unlimited in Policy Year 1; and
PER POLICY YEAR:              1 in Policy Year 2 and thereafter.

MAXIMUM NUMBER OF
SPECIFIED AMOUNT DECREASES    Decreases not allowed in Policy Year 1; and
PER POLICY YEAR:              1 in Policy Year 2 and thereafter.


ACCOUNT(S) AVAILABLE FROM
WHICH TO TRANSFER FUNDS FOR   Money Market Sub-Account
DOLLAR COST AVERAGING:        Fixed Account

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                            RIDERS AND RIDER CHARGES

NO-LAPSE ENHANCEMENT RIDER
EFFECTIVE DATE:               Policy Date

DATE OF EXPIRY:               MAY 1, 2093

GUARANTEED MINIMUM DEATH
BENEFIT:                      $250,000

NO-LAPSE VALUE PROVISION
MONTHLY CHARGE PER $1000:     0.01767

RESET ACCOUNT VALUE
PROVISION MONTHLY CHARGE
PER $1000:                    0.18534

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                           TABLE OF SURRENDER CHARGES

  See Surrender Provisions for an explanation of when this table will be used.

                                       SURRENDER CHARGE AS OF
                  POLICY YEAR         BEGINNING OF POLICY YEAR
                  -----------------   ------------------------
                  1                           $3,462.50
                  2                           $3,342.50
                  3                           $3,220.00
                  4                           $3,095.00
                  5                           $2,965.00
                  6                           $2,827.50
                  7                           $2,687.50
                  8                           $2,537.50
                  9                           $2,387.50
                  10                          $2,227.50
                  11                          $2,062.50
                  12                          $1,892.50
                  13                          $1,715.00
                  14                          $1,527.50
                  15                          $1,335.00
                  16 and thereafter           $    0.00

CALCULATION OF CHARGE FOR DECREASE IN SPECIFIED AMOUNT

For decreases in Specified Amount, excluding full surrender of this policy, the charge will be calculated as (1) minus (2), then divided by (3), then multiplied by (4), where:

(1)  is the amount of this decrease plus any prior decreases;

(2) is the greater of an amount equal to 25% of the Initial Specified Amount or the sum of all prior decreases;

(3)  is the Initial Specified Amount; and

(4) is the then applicable surrender charge from the Table of Surrender Charges shown above.

However, no charge will be applied under the following circumstances:

a. where the decrease occurs after the 10th Policy Anniversary of the Initial Specified Amount;

b.   where the decrease is caused by a partial surrender; or

c. where the decrease plus the sum of all prior decreases does not exceed 25% of the Initial Specified Amount.


                                       3b

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                        TABLE OF EXPENSE CHARGES AND FEES

The following expenses and fees are charged under this policy:

PREMIUM LOAD

We will deduct a Premium Load not to exceed the following from each premium payment:

7% in Policy Years 1 - 20; and
4% in Policy Years 21 and thereafter.

COST OF INSURANCE

See the Cost of Insurance provision. The Net Amount at Risk Discount Factor used in that provision is 1.0032737.

MONTHLY ADMINISTRATIVE FEE

The monthly administrative fee equals (1) plus (2) plus (3), where:

(1)  is a fee of $10.00 per month during each Policy Year;

(2) is a monthly charge of 0.06933 per $1,000 of Initial Specified Amount for the first 120 months from the Policy Date; and

(3) is a monthly charge per $1,000 for any increase in Specified Amount for the 120 months following the date of increase. The rate used to calculate this charge will be based on the sex, Premium Class and Attained Age of each Insured on the date of the increase.

GUARANTEED MAXIMUM MORTALITY AND EXPENSE RISK ("M&E") CHARGE RATE

..60% annually in Policy Years 1 - 10; and
..20% annually in Policy Years 11 and thereafter.

GUARANTEED MAXIMUM FIXED ACCOUNT ASSET CHARGE RATE:

..50% annual effective rate (0.00136646 daily) in all Policy Years.

TRANSFER FEE:

$25 per each transfer request in excess of 24 during any Policy Year.


                                       3c

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

The monthly Cost of Insurance rates are based on the sex, tobacco status, Issue Age, and the Policy Year of each Insured but will not exceed the rates shown in the table below in accordance with the 2001 CSO Male/Female, Smoker/Nonsmoker, Ultimate Table, age nearest birthday. It is determined under an actuarial formula, on file with the insurance supervisory official of the jurisdiction in which the policy is delivered, that reflects one-alive and both-alive probabilities. The Guaranteed Maximum Cost of Insurance Rates shown in the table below reflect the applicable Risk Factor and/or Flat Extra Monthly Insurance Cost, if any, shown in the Policy Specifications as described in the Cost of Insurance Rates provision.

POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY
 YEAR      RATE      YEAR      RATE      YEAR      RATE
------   --------   ------   --------   ------   --------
   1      0.09918      2      0.10668      3      0.11585
   4      0.12752      5      0.13752      6      0.14919
   7      0.15669      8      0.16669      9      0.17670
  10      0.18837     11      0.20254     12      0.21921
  13      0.23839     14      0.26090     15      0.28592

  16      0.31760     17      0.35679     18      0.40099
  19      0.44937     20      0.50192     21      0.55948
  22      0.62038     23      0.68714     24      0.75724
  25      0.83236     26      0.91250     27      0.99015
  28      1.07616     29      1.16552     30      1.25825

  31      1.36269     32      1.46715     33      1.57748
  34      1.69788     35      1.82583     36      1.96971
  37      2.12785     38      2.29944     39      2.49119
  40      2.70982     41      2.95118     42      3.21111
  43      3.49635     44      3.78343     45      4.09671

  46      4.43374     47      4.79707     48      5.19013
  49      5.61384     50      6.21084     51      6.86007
  52      7.49323     53      8.17462     54      8.86201
  55      9.43570     56     10.34679     57     11.25783
  58     12.17563     59     12.91894     60     13.08056

  61     13.74126     62     14.80774     63     16.17152
  64     18.24094     65     20.14012     66     22.05510
  67     22.14738     68     23.08506     69     24.70128
  70     26.43322     71     28.34637     72     30.40644
  73     32.64981     74     35.49326     75     38.42340

  76     41.44337     77     44.49915     78     47.70095
  79     50.99608     80     54.18326     81     57.29201
  82     60.13810     83     64.17791     84     67.96341
  85     71.91859     86     76.29014     87     80.35500
  88     84.51636     89     90.90909

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                           CORRIDOR PERCENTAGES TABLE

            DEATH BENEFIT QUALIFICATION TEST: Guideline Premium Test

See the Death Benefit Qualification Test and Death Benefit Proceeds provisions for an explanation of how this table will be used.

AGE OF THE YOUNGER    CORRIDOR    AGE OF THE YOUNGER    CORRIDOR
      INSURED        PERCENTAGE        INSURED         PERCENTAGE
------------------   ----------   ------------------   ----------
       20-40             250%              70             115%
         41              243               71             113
         42              236               72             111
         43              229               73             109
         44              222               74             107

         45              215               75             105
         46              209               76             105
         47              203               77             105
         48              197               78             105
         49              191               79             105

         50              185               80             105
         51              178               81             105
         52              171               82             105
         53              164               83             105
         54              157               84             105

         55              150               85             105
         56              146               86             105
         57              142               87             105
         58              138               88             105
         59              134               89             105

         60              130               90             105
         61              128               91             104
         62              126               92             103
         63              124               93             102
         64              122               94             101

         65              120               95             100
         66              119               96             100
         67              118               97             100
         68              117               98             100
         69              116             99-120           100


                                       3e

                          THIS PAGE INTENTIONALLY BLANK

                                   DEFINITIONS

ACCUMULATION VALUE

The sum of (1) the Fixed Account value plus (2) the Separate Account value plus
(3) the Loan Account value under this policy, as described in the Policy Values Provisions.

ADMINISTRATOR MAILING ADDRESS

The Administrator Mailing Address for this policy is shown on the front cover.

ATTAINED AGE (AGE)

An Insured's Issue Age plus the number of completed Policy Years.

BENEFICIARY

The person(s) or entity(ies) named in the application for this policy, unless later changed as provided for by this policy, to whom we will pay the Death Benefit Proceeds upon the Second Death.

COST OF INSURANCE

The monthly cost of providing life insurance under this policy.

DATE OF ISSUE

The date from which Suicide and Incontestability periods are measured. The Date of Issue is shown in the Policy Specifications.

DEATH BENEFIT PROCEEDS

The amount payable upon the Second Death as described in the Death Benefit Proceeds provision.

DUE PROOF OF DEATH

A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to us.

FIXED ACCOUNT

The Fixed Account is a part of the Company's General Account, and Fixed Account assets are general assets of the Company. Fixed Account principal is guaranteed and interest is credited at a rate not less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications. The Net Guaranteed Fixed Account Interest Rate shown in the Policy Specifications reflects the Guaranteed Maximum Fixed Account Asset Charge shown in the Table of Expense Charges and Fees in the Policy Specifications. We may charge less than the Guaranteed Maximum Fixed Account Asset Charge and may credit interest at a rate higher than the Guaranteed Minimum Fixed Account Interest Rate.

FIXED ACCOUNT ASSET CHARGE RATE

The rate used to calculate the daily Fixed Account asset charge as described in the Fixed Account Asset Charge provision. The Guaranteed Maximum Fixed Account Asset Charge Rate is shown in the Table of Expense Charges and Fees in the Policy Specifications.

FUND(S)

The funds in which the Net Premium Payments you allocate to one or more Sub-Accounts, and the amounts transferred among Sub-Accounts, will be invested by the Company.

IN FORCE

Not surrendered or terminated for any reason.

IN WRITING (WRITTEN REQUEST, WRITTEN NOTICE)

With respect to any notice or request to us, this term means a written form satisfactory to us signed by you and received at the Administrator Mailing Address. With respect to any notice from us to you or any other person, this term means written notice by ordinary mail to such person at the most recent address in our records.

INDEBTEDNESS

The amount of any outstanding loan against this policy, including loan interest accrued but not yet charged.

INSUREDS

The persons whose lives are insured under this policy as shown in the Policy Specifications.

ISSUE AGE

The Insureds' age nearest birthday on the Policy Date.

LAPSE

Terminate without value.

LOAN ACCOUNT

The account in which amounts equal to amounts loaned under this policy, including capitalized loan interest, accrue once transferred out of the Fixed Account and/or Sub-Accounts. The Loan Account is part of our general account.

MONTHLY ANNIVERSARY DAY

The day of the month shown in the Policy Specifications when we deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day or is nonexistent for that month.

MONTHLY DEDUCTION

The amount deducted on each Monthly Anniversary Day from the Net Accumulation Value for certain expenses and the Cost of Insurance, as described in the Monthly Deduction provision.

NET ACCUMULATION VALUE

An amount equal to the Accumulation Value less the Loan Account value.

NET PREMIUM PAYMENT

The portion of a premium payment, after deduction of the Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications, available for allocation to the Fixed Account and/or Sub-Accounts.

1940 ACT

The Investment Company Act of 1940, as amended.

OWNER

The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this policy, unless later changed as provided for by this policy. If no Owner is designated, the Insureds will be the Owners.

POLICY ANNIVERSARY

The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day or is nonexistent for that year.

POLICY DATE

The date shown in the Policy Specifications from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and premium due dates are determined.

POLICY MONTH

The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.

POLICY SPECIFICATIONS

The pages of this policy which show your benefits, premium, costs, and other policy information.

POLICY YEAR

Twelve-month periods beginning on the Policy Date up to, but not including, the next Policy Anniversary.

PREMIUM CLASS

The mortality classification for each Insured under this policy as shown in the Policy Specifications.

SEC

The Securities and Exchange Commission.

SECOND DEATH

The death of the second of the two Insureds to die.

SEPARATE ACCOUNT

The Company's separate account shown in the Policy Specifications consisting of all Sub-Account(s) which invest in shares of the Fund(s). Separate Account assets are not chargeable with the Company's general liabilities. The investment performance of Separate Account assets is separate from the Company's general assets.

SPECIFIED AMOUNT

The amount you chose at issue which is used to determine the amount of death benefit and the amount of rider benefits, if any. The minimum Specified Amount allowable under this policy and the Specified Amount at issue ("Initial Specified Amount") are shown in the Policy Specifications. The Specified Amount may be increased or decreased as described in this policy.

SUB-ACCOUNT(S)

Divisions of the Separate Account created by the Company to which you may allocate your Net Premium Payments and among which you may transfer Separate Account values.

SURRENDER VALUE

The Net Accumulation Value on the date of surrender or partial surrender less any accrued loan interest not yet charged, and less any applicable surrender charge shown in the Table of Surrender Charges in the Policy Specifications.

VALUATION DAY

Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD

The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

VARIABLE ACCUMULATION UNIT

A unit of measure used to calculate the value of a Sub-Account as described in the Variable Accumulation Unit Value provision.

"YOU" ("YOUR")

The Owner.

"WE" ("OUR", "US", THE COMPANY, LINCOLN LIFE)

The Lincoln National Life Insurance Company

                      PREMIUM AND REINSTATEMENT PROVISIONS

PAYMENT OF PREMIUMS

The initial premium is payable at the Administrator Mailing Address or to any of our authorized agents. There is no minimum premium requirement to put this policy In force. All subsequent premium payments are payable at the Administrator Mailing Address and may be made at any time before the Attained Age of the younger Insured as shown in the Policy Specifications. Upon your request, we will furnish receipts for premiums paid.

PLANNED PREMIUMS

You may change the amount and frequency of premium payments. Changes in the amounts or frequency of such payments are subject to our approval. Any change in the planned premiums may impact the policy values and benefits. We will send premium reminder notices for the amounts and frequency of payments you establish. We reserve the right to stop sending reminder notices if no premium payment is made within 2 Policy Years.

ADDITIONAL PREMIUM

You may make additional premium payments of no less than $100 at any time before the Attained Age of the younger Insured shown in the Policy Specifications. We reserve the right to limit the amount or frequency of any such additional premium payment. If a payment of any additional premium would increase the difference between the Accumulation Value and the Specified Amount, we may reject the additional premium payment unless you submit satisfactory evidence of insurability and we agree to accept the risk for both Insureds or any surviving Insured. If a payment of additional premium would cause this policy to cease to qualify as life insurance for Federal income tax purposes, we may reject all or such excess portion of the additional premium. Any additional premium payment we receive will be applied as premium and not to repay any outstanding loans, unless you instruct us otherwise In Writing.

ALLOCATION OF NET PREMIUM PAYMENTS

Net Premium Payments may be allocated to the Fixed Account and/or Sub-Accounts under this policy. All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium payments will be allocated net of the Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications.

All Net Premium Payments received before the end of the Right to Examine Period will be allocated as described in the Right to Examine this Policy provision. Subsequent Net Premium Payments will be allocated on the same basis as the most recent Net Premium Payment unless you instruct us otherwise In Writing.

GRACE PERIOD

This policy will enter the grace period if on any Monthly Anniversary Day the Net Accumulation Value is less than the required Monthly Deduction, or if the amount of Indebtedness exceeds the Accumulation Value less the surrender charge, if any, shown in the Table of Surrender Charges in the Policy Specifications. We will allow a grace period of 61 days to pay a Net Premium Payment in an amount equal to 2 Monthly Deductions plus an amount equal to the greater of:

a. the amount by which the Monthly Deduction exceeds the Net Accumulation Value; or

b. the amount by which Indebtedness exceeds the Accumulation Value less any applicable surrender charges.

We will send a Written Notice to you and to any assignee of record at least 31 days before the end of the grace period. The notice will state the amount of premium required to prevent this policy from Lapsing. All coverage under this policy will Lapse if you do not pay this billed premium on or before the later of:

a.   31 days after the date such notice is mailed; or

b. 61 days after the Monthly Anniversary Day on which this policy enters the grace period.

If the Second Death occurs within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

REINSTATEMENT

If this policy has Lapsed as described in the Grace Period provision, you may reinstate this policy within 5 years from the date of Lapse provided:

a.   this policy has not been surrendered;

b.   the Second Death has not occurred since the date of Lapse;

c.   you submit an application for reinstatement In Writing;

d.   you submit satisfactory evidence of insurability to us In Writing;

e.   you pay enough premium to keep this policy In Force for at least 2 months;
     and

f. any accrued loan interest is paid, and any remaining Indebtedness is either paid or reinstated.

The reinstated policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve the application for reinstatement. We will reinstate the surrender charges shown in the Table of Surrender Charges in the Policy Specifications as of the Policy Year in which this policy Lapsed.

                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

RIGHTS OF OWNER

While an Insured is living, you may exercise all rights under this policy, subject to the provisions below and any applicable law, including the right to:

a.   return this policy under the Right to Examine this Policy provision;

b.   surrender this policy;

c.   agree with us to any change in or amendment to this policy;

d.   transfer all your rights to another person or entity;

e. change the Beneficiary (unless you specifically request not to reserve this right); and

f.   assign this policy.

You must have the consent of any assignee recorded with us to exercise your rights under this policy. However, you may exercise your rights without the consent of any Beneficiary, subject to any applicable law, if you have reserved the right to change the Beneficiary.

Unless provided otherwise, if you are not one of the Insureds and you die before the Second Death, all of your rights under this policy will transfer and vest in your executors, administrators or assigns.

TRANSFER OF OWNERSHIP

You may transfer all of your rights under this policy by submitting a Written Request. You may revoke any transfer prior to its effective date. A transfer of ownership, or a revocation of transfer, will not take effect until recorded by us. Once we have recorded the transfer or revocation of transfer, it will take effect as of the date of the latest signature on the Written Request. Any payment made or any action taken or allowed by us before we record the transfer or revocation of transfer will be without prejudice to us.

On the effective date of transfer, the transferee will become the Owner and will have all the rights of the Owner under this policy. Unless you direct us otherwise, with the consent In Writing of any assignee recorded with us, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.

ASSIGNMENT

Assignment of this policy must be In Writing and will be effective when we receive the original assignment or a certified copy of the assignment at our Administrator Mailing Address. We will not be responsible for the validity or sufficiency of any assignment. An assignment of this policy will remain effective only so long as the assignment remains in effect. To the extent provided under the terms of the assignment, an assignment will:

a.   transfer the interest of any designated transferee; and

b. transfer the interest of any Beneficiary, if you have reserved the right to change the Beneficiary.

BENEFICIARY

You may designate more than one Beneficiary. If you make such a designation, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing. If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, the Death Benefit Proceeds will transfer and vest in you or in your executors, administrators or assigns.

CHANGE OF BENEFICIARY

You may change the Beneficiary by submitting a Written Request. We must receive your request In Writing while at least one of the Insureds is living. The Written Request does not need to be signed by the Beneficiary unless you have not reserved the right to change the Beneficiary. A change of Beneficiary will not take effect until recorded by us. Once we have recorded the change of Beneficiary, the change will take effect as of the date of the latest signature on the Written Request. Any payment made or any action taken or allowed by us before we record the change of Beneficiary will be without prejudice to us.

                           SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT

You may allocate your Net Premium Payments and Net Accumulation Value to the Sub-Account(s), which are divisions of the Separate Account shown in the Policy Specifications. The Separate Account was established by a resolution of our Board of Directors as a "separate account" under the insurance law of our state of domicile, and is registered as a unit investment trust under the 1940 Act. The assets of the Separate Account (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by us. The income, gains or losses from the Separate Account assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company. Separate Account assets are owned and controlled exclusively by us, and we are not a trustee with respect to such assets.

SUB-ACCOUNTS

The Separate Account is divided into Sub-Accounts. The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Fund. For each Sub-Account, we will maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, we may elect to operate the Separate Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Separate Account. In the event of such a change, we will endorse this policy to reflect this change and may take any other necessary or appropriate action required to effect this change. Any changes in the investment policies of the Separate Account will first be approved by the Insurance Commissioner of our state of domicile, and approved or filed, as required, in any other state or other jurisdiction where this policy was issued.

INVESTMENTS OF THE SUB-ACCOUNTS

All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund will at all times be registered under the 1940 Act as an open-end management investment company. After due consideration of appropriate factors, we may add additional Funds at any time or may eliminate or substitute Funds in accordance with the Fund Withdrawal and Substituted Securities provision. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by us from a Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK

Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. You bear the entire investment risk of gain or loss of the Separate Account assets under this policy.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES

If a particular Fund ceases to be available for investment, or if we determine that further investment in a particular Fund is not appropriate in view of the purposes of the Separate Account (including without limitation that it is not appropriate in light of legal, regulatory or Federal income tax considerations), we may withdraw that particular Fund as a possible investment for the Separate Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. We will obtain any necessary regulatory or other approvals prior to taking this action. We may make appropriate endorsements to this policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

ACCUMULATION VALUE

At any point in time, the Accumulation Value reflects:

a.   Net Premium Payments made;

b.   the amount of any partial surrenders (i.e. withdrawals);

c. any increases or decreases as a result of market performance in the Sub-Account(s);

d.   interest credited under the Fixed Account;

e.   interest credited under the Loan Account;

f.   persistency bonuses;

g.   Monthly Deductions; and

h. all other expenses and fees as shown in the Table of Expense Charges and Fees in the Policy Specifications.

PERSISTENCY BONUS

Beginning with the Policy Date shown in the Policy Specifications and on each Monthly Anniversary Day thereafter, we will credit a persistency bonus to the Fixed Account and/or Sub Account(s) in the same proportion as the Net Accumulation Value in such account(s) bear to the total Net Accumulation Value of this policy as of the date the credit is applied. The persistency bonus for a Policy Month equals (1) multiplied by (2), where:

(1)  is the Persistency Bonus Rate shown in the Policy Specifications; and

(2)  is the Net Accumulation Value.

FIXED ACCOUNT VALUE

The Fixed Account value, if any, with respect to this policy, at any point in time, is equal to (1) plus (2), plus (3), minus (4) minus (5), where:

(1) is the amount of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account;

(2)  is the interest credited to the Fixed Account;

(3)  is the portion of the persistency bonus applied to the Fixed Account;

(4)  is the portion of the Monthly Deductions deducted from the Fixed Account;
     and

(5) is the amount of any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT

We will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of:

a. the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications; or

b. the rate determined by us from time to time, established on a prospective basis.

Any interest rate credited will not be less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications. We may credit interest at rates in excess of the Guaranteed Minimum Fixed Account Interest Rate at any time.

FIXED ACCOUNT ASSET CHARGE

We will deduct a daily Fixed Account asset charge. This charge is equal to (1) multiplied by (2), where:

(1)  is the Fixed Account Asset Charge Rate; and

(2)  is the value of the Fixed Account.

The Guaranteed Maximum Fixed Account Asset Charge Rate is shown in the Table of Expense Charges and Fees in the Policy Specifications.

LOAN ACCOUNT VALUE

The Loan Account value, if any, with respect to this policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s).

INTEREST CREDITED UNDER LOAN ACCOUNT

We will credit interest to the Loan Account daily. The interest rate applied to the Loan Account is shown in the Policy Specifications. Such loan interest amount will be transferred into the Fixed Account and/or Sub-Account(s) on each Monthly Anniversary Day on the same basis as the most recent Net Premium Payment allocations, unless you and we agree otherwise In Writing.

SEPARATE ACCOUNT VALUE

The Separate Account value, if any, with respect to this policy, for any Valuation Period is equal to the sum of the then stated values of all Sub-Accounts under this policy. The stated value of each Sub-Account is determined by multiplying (1) the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this policy by (2) the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE

Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units. The Variable Accumulation Unit value for a Sub-Account for any Valuation Period after the inception of the Sub-Account is equal to (1) minus (2), divided by (3), where:

(1)  is the total value of Fund shares held in the Sub-Account, calculated as
     (a) the number of Fund shares owned by the Sub-Account at the beginning of the Valuation Period multiplied by (b) the net asset value per share of the Fund at the end of the Valuation Period, plus (c) any dividend or other distribution of the Fund earned during the Valuation Period;

(2) is the liabilities of the Sub-Account at the end of the Valuation Period. Such liabilities include a daily charge imposed on the Sub-Account and may also include a charge or credit with respect to any taxes paid or reserved for by us that we determine result from the operations of the Separate Account; and

(3) is the number of Variable Accumulation Units for that Sub-Account outstanding at the beginning of the Valuation Period.

The daily charge imposed on a Sub-Account for any Valuation Period is equal to the M&E charge described in the Mortality and Expense Risk ("M&E") Charge provision, multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK ("M&E") CHARGE

We will deduct a mortality and expense risk ("M&E") charge from each Sub-Account at the end of each Valuation Period. This charge is equal to (1) multiplied by
(2), where:

(1)  is the M&E charge rate; and

(2)  is the value of the Sub-Account.

The rate used to calculate this charge is guaranteed not to exceed the Guaranteed Maximum M&E Charge Rate shown in the Table of Expense Charges and Fees in the Policy Specifications.

FEES ASSOCIATED WITH THE FUNDS

Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

COST OF INSURANCE

The monthly Cost of Insurance under this policy will be equal to (1), multiplied by the result of (2) minus (3), where:

(1) is the Cost of Insurance rate as described in Cost of Insurance Rates provision;

(2) is the death benefit at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications; and

(3) is the Accumulation Value at the beginning of the Policy Month prior to the deduction for the Monthly Administrative Fee but prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES

We reserve the right to change monthly Cost of Insurance rates based on our expectations of future mortality, investment earnings, persistency, and expenses (including taxes). Any change in Cost of Insurance Rates will apply to all individuals of the same Premium Classes as the Insureds. The Cost of Insurance Rates will not exceed the amounts described in the Policy Specifications.

If either Insured is in a rated Premium Class, the monthly Cost of Insurance rates will be calculated as (1) multiplied by (2), plus (3), where:

(1)  is the then current Cost of Insurance rate;

(2)  is the Risk Factor, if any, shown in the Policy Specifications; and

(3) is the applicable Flat Extra charge, if any, shown in the Policy Specifications.

MONTHLY DEDUCTION

Each month, beginning with the Policy Date and on the Monthly Anniversary Day thereafter, we will deduct the Monthly Deduction from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in such account(s) bear to the Net Accumulation Value as of the date on which the deduction is made. The Monthly Deduction for a Policy Month equals (1) plus (2), where:

(1) is the Cost of Insurance as described in the Cost of Insurance provision plus the monthly cost of any additional benefits provided by rider; and

(2) is the Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications.

BASIS OF COMPUTATIONS

The Cost of Insurance Rates are guaranteed to be no greater than those calculated as described in the Table of Guaranteed Maximum Cost of Insurance Rates in the Policy Specifications. All policy values are at least equal to those required by the jurisdiction in which this policy is delivered. If required, a detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                          TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE

At any time while this policy is In Force, other than during the Right to Examine Period, you have the right to transfer amounts among the Fixed Account and Sub-Accounts then available under this policy. All such transfers are subject to the following:

a. Transfers may be made In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing, subject to our consent. Our consent is revocable upon Written Notice to you.

b. Transfer requests must be received in a form acceptable to us at the Administrator Mailing Address prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

c. We will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.

d. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

e. The amount being transferred may not exceed the maximum transfer amount limit then in effect.

f. The amount being transferred may not be less than the minimum transfer amount shown in the Policy Specifications unless the entire value of the Fixed Account or Sub-Account is being transferred.

g. Any value remaining in the Fixed Account or a Sub-Account following a transfer may not be less than $100.

TRANSFER FEES

The maximum number of transfers allowed without charge in any Policy Year is shown in the Policy Specifications. For each transfer request in a given Policy Year in excess of the maximum, a transfer fee as shown in the Policy Specifications may be deducted on a pro-rata basis from the Fixed Account and/or Sub-Account(s) from which the transfer is being made.

TRANSFERS FROM THE FIXED ACCOUNT

Transfers from the Fixed Account will not be made prior to the first Policy Anniversary except as provided under the Dollar Cost Averaging or the Automatic Rebalancing programs. The amount of all transfers in any Policy Year will not exceed the greater of:

a. 25% of the Fixed Account Value as of the immediately preceding Policy Anniversary; or

b. the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year.

TRANSFERS INVOLVING SUB-ACCOUNTS

Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers involving Sub-Accounts will be subject to such additional terms and conditions as may be imposed by the corresponding Funds.

CHANGE OF TERMS AND CONDITIONS

We reserve the right to change the terms and conditions of the Transfer Privilege Provisions in response to changes in legal or regulatory requirements. Further, we reserve, at our sole discretion, the right to limit or modify transfers that may have an adverse effect on other policy Owners. Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if we determine that your use of the transfer right may disadvantage other policy Owners.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION

You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing. Transfers made in conjunction with either of these programs do not count against the free transfers available.

DOLLAR COST AVERAGING

Dollar Cost Averaging systematically transfers specified dollar amounts during the first Policy Year from the account(s) specified by you. The account(s) available from which to transfer funds for Dollar Cost Averaging are shown in the Policy Specifications. Transfer allocations may be made to 1 or more of the other Sub-Accounts on a monthly basis.

Dollar Cost Averaging terminates automatically:

a. if the value in the account(s) specified by you is insufficient to complete the next transfer;

b. 7 calendar days after we receive your request for termination of Dollar Cost Averaging In Writing, or electronically, if adequately authenticated; or

c.   on the first Policy Anniversary.

AUTOMATIC REBALANCING

Automatic Rebalancing restores the percentage of policy value allocated to the Fixed Account and to each Sub-Account to a level pre-determined by you (e.g. 20% Money Market, 30% Bond, 50% Growth). The pre-determined level is the allocation initially selected at the time of application, until changed by you. If Automatic Rebalancing is in effect, all Net Premium Payments allocated to the Fixed Account and Sub-Accounts will be subject to Automatic Rebalancing. Rebalancing will occur on a quarterly basis. If Dollar Cost Averaging is also elected, the first rebalancing will occur after the Dollar Cost Averaging process terminates.

                              SURRENDER PROVISIONS

SURRENDER

You may surrender this policy for its Surrender Value while this policy is In Force and at least one of the Insureds is living. Surrender of this policy is effective on the Valuation Day we receive both this policy and your Written Request for surrender. All coverage under this policy will terminate upon surrender for its Surrender Value.

The Surrender Value will be paid in a lump sum unless you choose a settlement option we make available. Any deferment of payments will be subject to the Deferment of Payments provision.

SURRENDER CHARGES

If you request either a full surrender of this policy or a decrease in Specified Amount, a charge will be assessed based on the Table of Surrender Charges shown in the Policy Specifications, subject to the conditions described in the provisions below.

CHARGE FOR DECREASE IN SPECIFIED AMOUNT

For decreases in Specified Amount, excluding full surrender of this policy, the charge, if any, will be calculated as shown in the Table of Surrender Charges in the Policy Specifications.

The amount of any charge for a decrease in Specified Amount will be deducted from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in such Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed to In Writing by you and us.

We may limit requests for decreases in Specified Amount to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

SURRENDER CHARGE FOR FULL SURRENDER

Upon full surrender of this policy, the surrender charge will be equal to (1) multiplied by (2), where:

(1) is the entire amount shown in the Table of Surrender Charges in the Policy Specifications; and

(2) is one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any.

In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

A new schedule of surrender charges will apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount".

CONTINUATION OF COVERAGE

Unless otherwise agreed to by you and us, if at least one Insured is still living when the younger Insured becomes or would have become Attained Age 121 and this policy is still In Force at that time, the Separate Account value, if any, will be transferred to the Fixed Account on the Policy Anniversary Day after the younger Insured becomes or would have become Attained Age 121 and we will:

a. continue to credit interest to the Fixed Account as described in the Interest Credited Under Fixed Account provision;

b.   no longer charge Monthly Deductions under this policy;

c.   continue to charge loan interest; and

d. continue this policy In Force until it is surrendered or the Death Benefit Proceeds become payable.

This provision will not continue any rider attached to this policy beyond the date for such rider's termination, as provided in the rider.

PARTIAL SURRENDER

A partial surrender (i.e. withdrawal) may be made from this policy on any Valuation Day while this policy is In Force. You must request the partial surrender In Writing, or electronically with our consent. Our consent is revocable upon Written Notice to you. The amount of the partial surrender requested must be:

a.   at least $500; but

b. not more than 90% of the Surrender Value of this policy as of the end of the Valuation Period ending on the Valuation Day on which the request is received in a form acceptable to us.

The Specified Amount remaining after the partial surrender must be greater than the Minimum Specified Amount shown in the Policy Specifications.

The amount of the partial surrender will be withdrawn from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in such Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made.

Any surrender results in a withdrawal of funds from all of the Fixed Account and/or Sub-Account(s) which have balances allocated to them. Any surrender from a Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT

As of the end of the Valuation Day on which there is a partial surrender (i.e. withdrawal), the Accumulation Value will be reduced by the amount of the partial surrender.

If Death Benefit Option 1 is in effect, the Specified Amount may also be reduced. The amount of the reduction will be equal to the greater of:

a.   zero; or

b.   an amount equal to the amount of the partial surrender minus the greater of
     i) zero or ii) the result of (1) minus (2) divided by (3), where:

     (1) is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the partial surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

     (2)  is the Specified Amount immediately prior to the partial surrender;
          and

     (3) is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.

                                 LOAN PROVISIONS

POLICY LOANS

If this policy has Surrender Value, we will grant a loan against this policy provided:

a.   a loan agreement is properly executed; and

b.   you make a satisfactory assignment of this policy to us.

The loan may be for any amount up to 100% of the then current Surrender Value; however, we reserve the right to limit the amount of such loan so that total Indebtedness will not exceed 90% of an amount equal to the then current Accumulation Value less the surrender charge(s) as set forth in the Table of Surrender Charges in the Policy Specifications. The amount borrowed will be paid within 7 calendar days of our receipt of such request, except as specified in the Deferment of Payments provision.

The minimum loan amount is shown in the Policy Specifications. We reserve the right to modify this amount in the future. We will withdraw such loan from the Fixed Account and/or Sub-Account(s) in proportion to the then current account values, unless you instruct us otherwise In Writing.

LOAN ACCOUNT

An amount equal to the amount of any loan will be transferred out of the Fixed Account and/or Sub-Account(s) as described above. Such amount will become part of the Loan Account value. The outstanding loan balance at any time includes accrued interest on the loan. Interest will be credited to the Loan Account as described in the Interest Credited Under Loan Account provision.

LOAN REPAYMENT

Indebtedness may be repaid at any time during the lifetime of either Insured. The minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed Account and/or Sub-Account(s) in the same proportion in which Net Premium Payments are currently allocated, unless you and we agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN ACCOUNT

Interest charged on the Loan Account will be at an annual rate as shown on the Policy Specifications, payable in arrears. Interest charged on the Loan Account accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed In Writing by you and us. Such loan interest amount, if not paid when due, will be transferred out of the Fixed Account and/or Sub-Account(s) in proportion to the then current Net Accumulation Value and into the Loan Account, unless both you and we agree otherwise In Writing.

INDEBTEDNESS

A loan against this policy, whether or not repaid, will have a permanent effect on the Net Accumulation Value. A policy loan reduces the then current Net Accumulation Value under this policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under this policy.

If at any time the total Indebtedness against this policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge, the policy will enter the grace period as described in the Grace Period provision.

                          INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE

The dates of coverage under this policy will be as follows:

a. For all coverages provided in the original application, the effective date of coverage will be the Policy Date provided the initial premium has been paid and the policy accepted by you (1) while both Insureds are living and
     (2) prior to any change in the health of either Insured or any other factor affecting insurability of the Insureds as represented in the application for this policy.

b. For any increase, decrease or addition to coverage, the effective date of coverage will be the Monthly Anniversary Day on or next following the day
     (1) we approve the application for the increase, decrease, or addition to coverage, and (2) the first month's Cost of Insurance for the increase, if applicable, is deducted as described in the Increase to Specified Amount provision, provided both Insureds are living on such day.

c. For any insurance that has been reinstated, the effective date of coverage will be the date as described in the Reinstatement provision.

TERMINATION OF COVERAGE

All coverage under this policy terminates on the first of the following to occur:

a.   a full surrender of this policy;

b.   Second Death; or

c. failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.

No action by us after this policy has terminated, including any Monthly Deduction made after termination of coverage, will constitute a reinstatement of this policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS

If both Insureds die while this policy is In Force, we will pay Death Benefit Proceeds equal to the greater of:

a. the amount determined under the Death Benefit Option in effect at the time of the Second Death, less any Indebtedness; or

b. an amount equal to the Accumulation Value on the date of the Second Death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness.

DEATH BENEFIT QUALIFICATION TEST

This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal law. Two methods of qualifying as life insurance are the Cash Value Accumulation Test and the Guideline Premium Test, as defined in Internal Revenue Code Section 7702. The Death Benefit Qualification Test for this policy is shown in the Policy Specifications and cannot be changed.

DEATH BENEFIT OPTIONS

The Death Benefit Options available under this policy are as follows:

a. Death Benefit Option 1 (Level): The death benefit equals the Specified Amount on the date of the Second Death, less any partial surrenders (i.e. withdrawals) after the date of the Second Death.

b. Death Benefit Option 2 (Increasing): The death benefit equals the Specified Amount on the date of the Second Death plus the Accumulation Value on the date of the Second Death, less any partial surrenders (i.e. withdrawals) after the date of the Second Death.

Unless Death Benefit Option 2 is elected on the application for this policy, you will be deemed to have elected Death Benefit Option 1.

CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTION

Unless provided otherwise, you may effect a change in Specified Amount or Death Benefit Option at any time while this policy is In Force, subject to the following:

a. You must submit a supplemental application for any change in coverage. All such changes are subject to our approval. If we approve the requested change, a supplement to the Policy Specifications will be endorsed to this policy and sent to you once the change is completed.

b. The maximum number of Specified Amount changes allowed per Policy Year is shown in the Policy Specifications.

c. If we approve the request, the change will become effective as described in the Date of Coverage provision.

DECREASE IN SPECIFIED AMOUNT

You may decrease the Specified Amount of this policy, subject to the Changes in Specified Amount and Death Benefit Option provision and the following:

a. You cannot reduce the Specified Amount below the Minimum Specified Amount shown in the Policy Specifications.

b. We will not allow a decrease in the amount of insurance below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.

c. A decrease in Specified Amount may be subject to a surrender charge as described in the Surrender Provisions and the Table of Surrender Charges in the Policy Specifications.

d. A decrease will reduce any past Specified Amount increases in the reverse order in which they occurred.

INCREASE IN SPECIFIED AMOUNT

You may increase the Specified Amount of this policy, subject to the Changes in Specified Amount and Death Benefit Option provision and the following:

a.   You must submit satisfactory evidence of insurability.

b. We will deduct the monthly Cost of Insurance for the increase amount from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in such Sub-Account(s) bear to the Net Accumulation Value as of the date the deduction is made.

CHANGES IN DEATH BENEFIT OPTION:

We will not allow a change from Death Benefit Option 1 to Death Benefit Option
2.

You may request a change from Death Benefit Option 2 to Death Benefit Option 1, subject to the Changes in Specified Amount and Death Benefit Option provision. The Specified Amount will be increased by the Accumulation Value as of the Monthly Anniversary Day on or next following the date we receive the request in a form acceptable to us at our Administrator Mailing Address.

                               GENERAL PROVISIONS

ENTIRE CONTRACT

This policy, the application for this policy, and any amendment(s), endorsement(s), rider(s), and supplemental application(s) that may be attached are the entire contract between you and us.

All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. No statement will be used in defense of a claim under this policy unless it is contained in the application and a copy of the application is attached to this policy when issued.

Only an authorized Officer of the Company may make or modify this policy.

NON-PARTICIPATION

This policy is not entitled to share in surplus distribution.

SIMULTANEOUS DEATH

When the Insureds die within a period of 120 hours of each other, and the order of death is unknown, the amount determined to be payable as a result of their deaths will be divided equally between both Insured's Beneficiaries. When the surviving Insured and a named Beneficiary die within a period of 120 hours of each other, and the order of death is unknown, we will assume that the Beneficiary died before the surviving Insured.

NOTICE OF FIRST DEATH

You or someone on your behalf must provide us with Due Proof of Death In Writing within 30 days or as soon as reasonably possible of the first Insured to die.

NOTICE OF CLAIM

You or someone on your behalf must provide us with Due Proof of Death In Writing within 30 days or as soon as reasonably possible after the Second Death.

PAYMENT OF PROCEEDS

Proceeds means the amount payable:

a.   upon the surrender of this policy; or

b.   upon the Second Death.

Upon the Second Death, while this policy is still In Force, the proceeds payable will be the Death Benefit Proceeds. Such Death Benefit Proceeds are payable subject to receipt of Due Proof of the death of the Insureds. We will pay interest on any Death Benefit Proceeds payable as required by applicable law. If the Second Death occurs within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

If this policy is surrendered before the Second Death, the proceeds payable upon surrender will be the Surrender Value.

The proceeds payable under this policy are subject to the adjustments described in the following provisions:

a.   Misstatement of Age or Sex;

b.   Incontestability;

c.   Suicide;

d.   Effect of Partial Surrenders on Accumulation Value and Specified Amount;

e.   Grace Period; and

f.   Indebtedness.

We may require return of this policy when settlement is made. Proceeds will be paid in a lump sum unless you choose a settlement option we make available.

DEFERMENT OF PAYMENTS

Any amounts payable as a result of loans, surrender, or partial surrenders (i.e. withdrawals) will be paid within 7 calendar days after we receive your request in a form acceptable to us. However, payment of amounts from the Sub-Accounts may be postponed until the next Valuation Day. Additionally, we reserve the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date we receive your Written Request. During any such deferred period, the amount payable will bear interest as required by law. However, we will not defer any payment used to pay premiums on policies with us.

MISSTATEMENT OF AGE OR SEX

If the date of birth or sex of either Insured is misstated, the benefits available under this policy will be those which the premiums paid would have purchased at the correct Issue Ages and sexes.

SUICIDE

If the second of the Insureds to die commits suicide, whether sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid less any Indebtedness and partial surrenders.

If the second of the Insureds to die commits suicide, whether sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be based on the Specified Amount before such increase was made, provided that the increase became effective at least 2 years from the Date of Issue of this policy.

INCONTESTABILITY

Except for nonpayment of premium, this policy will be incontestable after it has been In Force for 2 years from the Date of Issue shown in the Policy Specifications. This means that we will not use any misstatement in the application to challenge a claim or contest liability after that time.

Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been In Force for 2 years. The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase.

If this policy is reinstated, the basis for contesting after reinstatement will be:

a.   limited for a period of 2 years from the date of reinstatement; and

b. limited to material misrepresentations made in the reinstatement application.

ANNUAL REPORT

We will send you a report at least once a year without charge. The report will show:

a.   the Accumulation Value as of the reporting date;

b. the amounts deducted from or added to the Accumulation Value since the last report;

c.   the current death benefit;

d.   the current policy values;

e.   premiums paid and all deductions made since the last report; and

f.   outstanding policy loans.

PROJECTION OF BENEFITS AND VALUES

Upon your Written Request, we will provide a projection of illustrative future Death Benefit Proceeds and policy values once a year without charge. Additional projections are available at any time upon Written Request and payment of a reasonable service fee not to exceed $25. The fee payable will be the one then in effect for this service.

CHANGE OF PLAN

This policy may be exchanged for another policy only if we consent to the exchange and all requirements for the exchange as determined by us are met.

However, you may exchange this policy for separate single life policies on each of the Insureds under any of the following Change of Plan Events:

a. the Internal Revenue Code (IRC) is changed resulting in (a) the repeal of the unlimited marital deduction provision; or (b) a reduction of at least 50% of the tax rate in the maximum federal estate bracket in effect on the Policy Date;

b.   the Insureds are legally divorced while this policy is In Force; or

c.   the Insureds' business is legally dissolved while this policy is In Force.

Such policy split is subject to all of the following conditions:

a. both Insureds are living and this policy is In Force at the time of the Change of Plan Event noted above;

b.   the request by all Owners to exercise this option must be In Writing;

c. the request by you, together with evidence of insurability, satisfactory to us, of the existence of a Change of Plan Event must be received at the Administrator Mailing Address on or within 6 months of either of the Change of Plan Events described in items a. and c. above or on or within 24 months of the Change of Plan Event described in item b. above. If there is an assignment on this policy, the assignee must consent, In Writing, to the exchange;

d. if the Change of Plan Event is the legal divorce of the Insureds, the Insureds may not be remarried to each other as of the date the new policy takes effect, and the policy split may not become effective on or within 24 months following the legal divorce;

e. each proposed Owner must have an insurable interest in the lives of the Insureds on his or her policy;

f. the amount of insurance of each new policy is not larger than one half of the amount of insurance then In Force under this policy; and

g.   any other requirements as determined by us are met.

The new policy will not take effect until the date all such requirements are met. The premium for each new policy is determined according to our rates then in effect for that policy based on each Insured's then Attained Age, sex and Premium Class, if available. If either Insured's Premium Class is not available on a single-life basis, the new policy for that Insured cannot be issued unless satisfactory evidence of insurability is provided for a Premium Class that is available.

POLICY CHANGES - APPLICABLE LAW

We reserve the right to make changes in this policy or to make distributions from this policy to the extent we deem necessary, in our sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance Written Notice of such changes.

MODIFIED ENDOWMENT

This policy will be allowed to become a Modified Endowment contract under the Internal Revenue code only with your consent. Otherwise, if at any time the premiums paid under this policy exceed the limit for avoiding Modified Endowment contract status, we will refund the excess premium to you with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason, we do not refund the excess premium within 60 days after the end of such Policy Year, the excess premium will be held in a separate deposit fund and credited with interest until refunded to you. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return to the contract until the date we notify you that the excess premium and the earnings on such excess premium have been removed from the policy. After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as we may declare from time to time on advance premium deposit funds.

COMPLIANCE WITH THE INTERNAL REVENUE CODE

This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal Law. If at any time the premium paid under this policy exceeds the amount allowable for such qualification, we will refund the premium to you with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason, we do not refund the excess premium within 60 days after the end of such Policy Year, the excess premiums will be held in a separate deposit fund and credited with interest until refunded to you. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date we notify you that the excess premium and the earnings on such excess premium have been removed from this policy.

After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as we may declare from time to time on advance premium deposit funds. We also reserve the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause this policy to fail to qualify as life insurance under the Internal Revenue Code.

EFFECT OF POLICY ON RIDERS

Any reference to the following terms contained in any rider attached to this policy will be modified as follows:

a.   "Variable Account" will mean "Separate Account" as defined in this policy;

b.   "Date of Issue" will mean "Policy Date" as defined in this policy; and

c. "Schedule 4" will mean "Corridor Percentages Table shown in the Policy Specifications".

EFFECT OF RIDERS ON POLICY PROVISIONS

If any riders are attached to and made part of this policy, policy provisions and definitions may be impacted, including those concerning premiums and policy values. READ YOUR POLICY AND RIDERS CAREFULLY.

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

NO-LAPSE ENHANCEMENT RIDER

This rider is made part of the policy to which it is attached if "No-Lapse Enhancement Rider" is shown in the Policy Specifications. Except as provided below, this rider is subject to all the terms of the base policy. This rider becomes effective as of the Policy Date of the policy.

This rider consists of the No-Lapse Value Provision and the Reset Account Value Provision. The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as the requirements of one or both of these provisions are met. If the requirements of only one of these provisions are met, the Death Benefit Proceeds payable will be calculated under that provision. If the requirements of both of these provisions are met, the Death Benefit Proceeds payable will be the greater of the Death Benefit Proceeds calculated under each provision whose requirements have been met.

(A) NO-LAPSE VALUE PROVISION

LAPSE PROTECTION

The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as the No-Lapse Value, less Indebtedness, is greater than zero.

DEATH BENEFIT PROCEEDS

If the Accumulation Value is zero and the No-Lapse Value, less Indebtedness, is greater than zero, we will pay Death Benefit Proceeds equal to the Guaranteed Minimum Death Benefit less Indebtedness and less any partial surrenders (i.e. withdrawals) after the date of the Second Death.

GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Guaranteed Minimum Death Benefit is chosen by you and used in determining the actual Death Benefit Proceeds provided by the rider. It may be decreased as described in the "Changes in Guaranteed Minimum Death Benefit" provision of this rider.

GUARANTEED MINIMUM DEATH BENEFIT PERCENTAGE

The Guaranteed Minimum Death Benefit Percentage is measured by dividing the Guaranteed Minimum Death Benefit on the Monthly Anniversary Day by the lesser of
(a) the current Specified Amount or (b) the Initial Specified Amount. The minimum initial Guaranteed Minimum Death Benefit Percentage is 70%.

CHANGES IN GUARANTEED MINIMUM DEATH BENEFIT

If the current Specified Amount is decreased below the Guaranteed Minimum Death Benefit, the Guaranteed Minimum Death Benefit will be decreased to a level equal to the current Specified Amount. The decrease will become effective on the same date as the decrease in Specified Amount. Decreases in the Guaranteed Minimum Death Benefit may be made at any time, upon request by you In Writing, and will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request. Increases in the Guaranteed Minimum Death Benefit will not be allowed.

FUNDING LEVEL

Funding Level is measured by dividing the No Lapse Value on the Monthly Anniversary Day by the current Specified Amount.

NO-LAPSE VALUE

The No-Lapse Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus
(2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load (as described in the "Expense Charges and Fees for No-Lapse Value Provision" of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.

(4) is accumulated interest, as described in the "Interest Credited on No-Lapse Value" provision of this rider.

(5) is the No-Lapse Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from the Table of Surrender Charges of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the No-Lapse Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The No-Lapse Value on the Policy Date will be the initial premium received less
(a) the No-Lapse Monthly Deduction for the first policy month and (b) the No-Lapse Premium Load.

The No-Lapse Value may become less than zero.

NO-LAPSE MONTHLY DEDUCTION

The No-Lapse Monthly Deduction for a policy month will be calculated as (1) plus
(2) where:

(1) is the No-Lapse Cost of Insurance (as described in the "No-Lapse Cost of Insurance" provision of this rider) and the cost of any additional benefits provided by rider for the policy month; and

(2) is the No-Lapse Monthly Administrative Fee (as described in the "Expense Charges and Fees for No-Lapse Value Provision" of this rider).

INTEREST CREDITED ON NO-LAPSE VALUE

We will credit interest to the No-Lapse Value daily. The interest rate applied to borrowed and unborrowed funds will be based on the following table:

POLICY YEAR    COMPOUNDED DAILY RATE   COMPOUNDED ANNUAL RATE   POLICY YEAR   COMPOUNDED DAILY RATE   COMPOUNDED ANNUAL RATE
------------   ---------------------   ----------------------   -----------   ---------------------   ----------------------
1 - 7                0.005426%                  2.00%                8              0.008099%                  3.00%
9                    0.010746%                  4.00%               10              0.013368%                  5.00%
11 and after         0.015965%                  6.00%

NO-LAPSE COST OF INSURANCE

The No-Lapse Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the No-Lapse Death Benefit Value at the beginning of the policy month, divided by 1.0032737,

(2) is the No-Lapse Value at the beginning of the policy month after the deduction of the No-Lapse Monthly Administrative Fee but prior to the No-Lapse Monthly Deduction, or zero, if greater, and

(3) is the No-Lapse Factor as described in the "Table of No-Lapse Factors for No-Lapse Value Provision" attached to this rider.

NO-LAPSE DEATH BENEFIT VALUE

The No-Lapse Death Benefit Value, which is used to determine the No-Lapse Cost of Insurance, is calculated as described in the death benefit provisions of the policy using the No-Lapse Value in lieu of the Accumulation Value.

(B) RESET ACCOUNT VALUE PROVISION

LAPSE PROTECTION

The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as the Reset Account Value, less Indebtedness, is greater than zero.

DEATH BENEFIT PROCEEDS

If the Accumulation Value is zero and the Reset Account Value, less Indebtedness, is greater than zero, we will pay Death Benefit Proceeds equal to the greater of:

a. the Reset Death Benefit, less Indebtedness and less any partial surrenders (i.e. withdrawals) after the date of Second Death, or

b. an amount equal to the Reset Account Value multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness and less any partial surrenders (i.e. withdrawals) after the date of Second Death.

RESET DEATH BENEFIT

At issue, the Reset Death Benefit equals the Initial Specified Amount. After issue, if the current Specified Amount is decreased below the Reset Death Benefit, the Reset Death Benefit will be decreased to a level equal to the current Specified Amount.

The decrease will become effective on the same date as the decrease in current Specified Amount.

RESET ACCOUNT VALUE

The Reset Account Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the Reset Account Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the Reset Account Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less the Reset Account Premium Load (as described in the "Expense Charges and Fees for Reset Account Value Provision" of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.

(4) is accumulated interest, as described in the "Interest Credited on Reset Account Value" provision of this rider.

(5) is the Reset Account Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from the Table of Surrender Charges of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the Reset Account Value will be the Reset Account Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the Reset Account Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The Reset Account Value on the Policy Date will be the initial premium received less (a) the Reset Account Monthly Deduction for the first policy month and (b) the Reset Account Premium Load.

The Reset Account Value may become less than zero.

RESET ACCOUNT VALUE RESET

On each Policy Anniversary, if the Reset Account Value on that Policy Anniversary is less than the Accumulation Value on that same Policy Anniversary, the Reset Account Value will be reset to equal the Accumulation Value.

RESET ACCOUNT MONTHLY DEDUCTION

The Reset Account Monthly Deduction for a policy month will be calculated as (1) plus (2) where:

(1) is the Reset Account Cost of Insurance (as described in the "Reset Account Cost of Insurance" provision of this rider) and the cost of any additional benefits provided by rider for the policy month; and

(2) is the Reset Account Monthly Administrative Fee (as described in the "Expense Charges and Fees for Reset Account Value Provision" of this rider).

INTEREST CREDITED ON RESET ACCOUNT VALUE

We will credit interest to the Reset Account Value daily. The interest rate applied to borrowed and unborrowed funds will be a compounded daily rate of 0.010746% (equivalent to a compounded annual rate of 4.0%).

RESET ACCOUNT COST OF INSURANCE

The Reset Account Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the Reset Account Death Benefit Value at the beginning of the policy month, divided by 1.0032737,

(2) is the Reset Account Value at the beginning of the policy month after the deduction of the Reset Account Monthly Administrative Fee but prior to the Reset Account Monthly Deduction, or zero, if greater, and

(3) is the Reset Account Factor as described in the "Table of Reset Factors for Reset Account Value Provision" attached to this rider.

RESET ACCOUNT DEATH BENEFIT VALUE

The Reset Account Death Benefit Value, which is used to determine the Reset Account Cost of Insurance, is calculated as described in the death benefit provision of the policy using the Reset Account Value in lieu of the Accumulation Value.

(C) GENERAL PROVISIONS

GRACE PERIOD

The "Grace Period" provision of the policy will begin when the provisions of
(a), (b) and (c) below are met.

a. the No-Lapse Value of the No-Lapse Value Provision, less Indebtedness, is less than or equal to zero, and

b. the Reset Account Value of the Reset Value Provision, less Indebtedness, is less than or equal to zero, and

c.   the terms of the "Grace Period" provision of the policy are met.

ALLOCATION REQUIREMENT

This rider requires that Automatic Rebalancing, as described in the policy, be maintained as long as the rider is in force. Additionally, we reserve the right to restrict the allocation to any one of a group of specified Variable Sub-Accounts to a maximum of 40% of the Net Accumulation Value of the policy. If such a requirement is imposed, you will be notified In Writing. Such notice will identify the impacted Variable Sub-Accounts and the action required to meet the Allocation Requirement.

TERMINATION

This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first: (a) the younger Insured reaches or would have reached Attained Age 121, (b) surrender or other termination of the policy, (c) discontinuation of Automatic Rebalancing, or (d) the Allocation Requirement is imposed and corrective action is not taken within 61 days after the date of mailing of the notice of such requirement. If the rider terminates due to (a) above, coverage will continue as provided under the "Continuation of Coverage" provision of the policy and the "Death Benefit Proceeds" provision of the rider will continue to apply. If the policy terminates and is reinstated, this rider will likewise be reinstated unless the rider terminated before the policy terminated. The duration of the Lapse Protection provided by this rider may be reduced if: (a) premiums or other deposits are not received on or before their due date; (b) any Indebtedness exists, or (c) you initiate any policy change that decreases the No-Lapse Value or Reset Account Value under the policy. Policy changes that could decrease the No-Lapse Value include, but are not limited to, partial surrenders, increases in Specified Amount, and changes in Death Benefit Option. Policy changes that could decrease the Reset Account Value include, but are not limited to, partial surrenders, increases in Specified Amount and changes in Death Benefit Option.

                                     THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                                     /s/ Dennis R Glass
                                     -------------------------------------------
                                     President

             TABLE OF NO-LAPSE FACTORS FOR NO-LAPSE VALUE PROVISION

SPECIAL NOTE: These monthly reference factors are based on the sex, Age, premium class of each Insured and duration and are based upon an actuarial formula that reflects one-alive and both-alive probabilities. The reference factors shown below reflect the amount of the Flat Extra Monthly Insurance Cost or the Risk Factor, if any, shown in the Policy Specifications. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY
 YEAR      RATE      YEAR      RATE      YEAR      RATE      YEAR      RATE
------   --------   ------   --------   ------   --------   ------   --------
   1      0.02295      2      0.02426      3      0.02634      4      0.02933
   5      0.03332      6      0.03876      7      0.04560      8      0.05405
   9      0.06508     10      0.07936     11      0.09789     12      0.12213
  13      0.15268     14      0.19058     15      0.23550     16      0.28648
  17      0.34910     18      0.42634     19      0.51899     20      0.63030

  21      0.76020     22      0.91415     23      1.08543     24      1.27076
  25      1.47404     26      1.75034     27      2.03115     28      2.35971
  29      2.72627     30      3.12040     31      3.54657     32      3.98865
  33      4.44877     34      4.94325     35      5.46650     36      6.06034
  37      6.70836     38      7.46722     39      8.27337     40      9.14046

  41     10.10455     42     11.12808     43     12.25427     44     13.42959
  45     14.69464     46     16.00397     47     17.37788     48     18.76230
  49     20.17980     50     22.04880     51     24.09700     52     26.08377
  53     28.18580     54     30.28015     55     31.99327     56     34.80327
  57     37.66711     58     40.63112     59     43.06753     60     43.55976

  61     45.78379     62     49.43423     63     54.14769     64     61.36532
  65     68.05172     66     74.85414     67     75.18348     68     78.53808
  69     84.35494     70     90.63768     71     90.90909     72     90.90909
  73     90.90909     74     90.90909     75     90.90909     76     90.90909
  77     90.90909     78     90.90909     79     90.90909     80     90.90909

  81     90.90909     82     90.90909     83     90.90909     84     90.90909
  85     90.90909     86     90.90909     87     90.90909     88     90.90909
  89     90.90909

On each Monthly Anniversary Day, the monthly No-Lapse Factor is multiplied by a reduction factor if, at the appropriate Age of the younger Insured, the Funding Level exceeds the level noted below.

  AGE    FUNDING LEVEL   AGE   FUNDING LEVEL    AGE     FUNDING LEVEL   AGE   FUNDING LEVEL
------   -------------   ---   -------------   ------   -------------   ---   -------------
1 - 35       0.25%        36       0.26%         37         0.27%        38       0.29%
  39         0.31%        40       0.33%         41         0.36%        42       0.39%
  43         0.42%        44       0.46%         45         0.50%        46       0.54%
  47         0.57%        48       0.61%         49         0.64%        50       0.68%
  51         0.71%        52       0.75%         53         0.78%        54       0.82%

  55         0.85%        56       0.92%         57         0.98%        58       1.05%
  59         1.11%        60       1.18%         61         1.24%        62       1.31%
  63         1.37%        64       1.44%         65         1.50%        66       1.70%
  67         1.90%        68       2.10%         69         2.30%        70       2.50%
  71         2.80%        72       3.10%         73         3.40%        74       3.70%

  75         4.00%        76       4.50%         77         5.30%        78       6.50%
  79         8.00%        80      10.00%         81        12.00%        82      14.00%
  83        16.50%        84      19.00%         85        21.50%        86      24.50%
  87        28.00%        88      32.00%         89        36.00%        90      40.00%
  91        44.00%        92      48.00%       93-120      50.00%

The reduction factor, if applicable, is determined based on the Guaranteed Minimum Death Benefit Percentage. The following table shows the reduction factors.

 GUARANTEED                   GUARANTEED                  GUARANTEED
   MINIMUM                     MINIMUM                     MINIMUM
DEATH BENEFIT   REDUCTION   DEATH BENEFIT   REDUCTION   DEATH BENEFIT   REDUCTION
 PERCENTAGE      FACTOR       PERCENTAGE      FACTOR      PERCENTAGE      FACTOR
-------------   ---------   -------------   ---------   -------------   ---------
     70%          0.350          71%          0.352          72%          0.360
     73%          0.362          74%          0.364          75%          0.366
     76%          0.374          77%          0.376          78%          0.378
     79%          0.378          80%          0.388          81%          0.390
     82%          0.390          83%          0.392          84%          0.402

     85%          0.404          86%          0.404          87%          0.414
     88%          0.416          89%          0.416          90%          0.418
     91%          0.428          92%          0.428          93%          0.430
     94%          0.432          95%          0.442          96%          0.442
     97%          0.444          98%          0.446          99%          0.454

    100%          0.456

            TABLE OF RESET FACTORS FOR RESET ACCOUNT VALUE PROVISION

SPECIAL NOTE: These monthly reference factors are based on the sex, Age, premium class of each Insured and duration and are based upon an actuarial formula that reflects one-alive and both-alive probabilities. The reference factors shown below reflect the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the Policy Specifications. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY
 YEAR      RATE      YEAR      RATE      YEAR      RATE      YEAR      RATE
------   --------   ------   --------   ------   --------   ------   --------
   1      0.19258      2      0.19269      3      0.19288      4      0.19316
   5      0.19353      6      0.19403      7      0.19468      8      0.19550
   9      0.19658     10      0.19800     11      0.19986     12      0.20235
  13      0.20554     14      0.20959     15      0.21450     16      0.22024
  17      0.22743     18      0.23653     19      0.24774     20      0.26160

  21      0.27831     22      0.29875     23      0.32241     24      0.34910
  25      0.37956     26      0.42159     27      0.46682     28      0.52162
  29      0.58553     30      0.65779     31      0.73967     32      0.82856
  33      0.92574     34      1.03453     35      1.15318     36      1.29129
  37      1.44725     38      1.63473     39      1.84248     40      2.07412

  41      2.34031     42      2.63504     43      2.97120     44      3.34247
  45      3.76069     46      4.21706     47      4.72176     48      5.25668
  49      5.82815     50      6.52786     51      7.31238     52      8.12030
  53      8.98081     54      9.85351     55     10.63889     56     11.64601
  57     12.60878     58     13.56494     59     14.36772     60     14.66320

  61     15.33097     62     16.28571     63     17.50665     64     19.38088
  65     21.14011     66     22.93920     67     23.01458     68     23.87011
  69     25.38086     70     27.02329     71     28.86973     72     30.87192
  73     33.06531     74     35.86064     75     38.75451     76     41.74707
  77     44.78250     78     47.96845     79     51.25153     80     54.43006

  81     57.53212     82     60.37288     83     64.40724     84     68.18943
  85     72.14275     86     76.51397     87     80.57973     88     84.74282
  89     90.90909

                            EXPENSE CHARGES AND FEES
                          FOR NO-LAPSE VALUE PROVISION

NO-LAPSE PREMIUM LOAD. We will deduct a No-Lapse Premium Load of 7.0% from each premium payment during Policy Years 1 through 20 and 4.0% thereafter.

NO-LAPSE MONTHLY ADMINISTRATIVE FEE. The No-Lapse monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year and (b) a monthly charge per $1,000 of the greater of the policy Initial Specified Amount or current Specified Amount for the first 120 months from the Policy Date. The charge described in (b) is noted in the POLICY SPECIFICATIONS and will be based on the sex, Age and Premium Class of each Insured.

                            EXPENSE CHARGES AND FEES
                        FOR RESET ACCOUNT VALUE PROVISION

RESET ACCOUNT PREMIUM LOAD. We will deduct a Reset Account Premium Load of 7.0% from each premium payment during Policy Years 1 through 20, and 4.0% thereafter.

RESET ACCOUNT MONTHLY ADMINISTRATIVE FEE. The Reset Account monthly administrative fee consists of a monthly charge per $1,000 of the greater of the policy Initial Specified Amount or current Specified amount for the first 120 months from the Policy Date. The charge is noted in the POLICY SPECIFICATIONS and will be based on the sex, Age and Premium Class of each Insured.

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY ON THE LIVES OF TWO INSUREDS

 Death Benefit Proceeds payable if the death of both Insureds occurs while this policy is In Force
                 Investment results reflected in policy benefits
                 Non-participating - Not eligible for dividends